Exhibit 99.1

Sterling Construction Company, Inc. Announces Second Quarter Results

    WILMINGTON, Del.--(BUSINESS WIRE)--Aug. 14, 2003--Sterling Construction Company, Inc. (OTCBB:STCS), ("Sterling" or the "Company"), today announced results of operations for its second quarter and first half ended June 30, 2003. Sterling operates through two majority-owned subsidiaries, Sterling Houston Holdings, Inc. ("Construction"), a heavy civil construction company that specializes in municipal and state highway contracts for paving, bridge, water and sewer and light rail projects, and Pittsburgh-based Steel City Products, Inc. ("Distribution"), one of the largest distributors of automotive accessories, pet supplies and lawn and garden products in the Northeastern United States.
    The Company reported total revenues for the second quarter of $49.3 million and pre-tax income (before minority interest) of $2.8 million. Net income was $1.6 million, or 25 cents per share on a diluted basis. In the prior year second quarter revenues were $34.0 million and pre-tax income (before minority interest) was $1.4 million, with net income of $697,000, or 12 cents per share on a diluted basis. The Company's Earnings Before Interest, Taxes and Depreciation ("EBITDA") was $4.2 million in the second quarter, compared with $2.7 million in the prior year period.
    For the first half, the Company reported total revenues of $91.0 million and pre-tax income (before minority interest) of $4.9 million. Net income was $2.8 million, or 45 cents per share on a diluted basis. In the first half of last year, revenues were $63.7 million and pre-tax income (before minority interest) was $2.2 million, with net income of $1.0 million, or 18 cents per share on a diluted basis. Total EBITDA for the first half was $7.8 million, an increase of $2.7 million over the prior year first half.
    Commenting on the operating results, Joseph Harper, the Company's President, said that the significant improvement in revenues and profits in this year's second quarter and first half resulted from the excellent performance of the Construction segment, which enjoyed higher revenues on municipal contracts and benefited from the addition of the Kinsel business in September 2002, further enhanced by generally favorable weather throughout the period. At June 30, 2003 Construction had a contract revenue backlog of approximately $112 million. Mr. Harper noted that, despite the strong contract backlog, the Company's principal municipal customers are experiencing budgetary constraints, so that revenue levels and profit margins on future contracts may not continue to reflect the exceptionally high levels currently being enjoyed.
    Maarten Hemsley, the Company's Chief Financial Officer, noted that although the results reflect a full income tax charge, almost all federal taxes are sheltered by the Company's substantial tax loss carryforwards. In this regard, he noted that consolidated first half profits, net of minority interest, but before the tax charge, were equal to 69 cents per share on a diluted basis.



         STERLING CONSTRUCTION COMPANY, INC. AND SUBSIDIARIES
       CONSOLIDATED CONDENSED RESULTS OF OPERATIONS (unaudited)

                     Three months Three months Six months  Six months
                         Ended        Ended       Ended      Ended
                        June 30,     June 30,    June 30,   June 30,
                          2003         2002        2003       2002
                     ------------ ------------ ---------- ------------

Contract revenues        $43,858      $27,132    $79,537      $50,266
Sales                      5,453        6,858     11,472       13,406
                     ------------ ------------ ---------- ------------
                          49,311       33,990    $91,009       63,672
                     ------------ ------------ ---------- ------------

Cost of contract
 revenues earned          39,407       24,015     71,229       44,889
Cost of goods sold,
 including occupancy,
 buying and warehouse
 expenses                  4,605        5,700      9,764       11,200
Selling and
 administrative
 expenses                  1,773        2,275      3,769        4,196
Interest expense, net
 of interest income          692          582      1,292        1,173
                     ------------ ------------ ---------- ------------
                          46,477       32,572     86,054       61,458
                     ------------ ------------ ---------- ------------
Income before
 minority interest
 and income taxes          2,834        1,418      4,955        2,214

Minority interest in
 net earnings of
 subsidiary                  445          239        769          395
                     ------------ ------------ ---------- ------------
Income before taxes        2,389        1,179      4,186        1,819

Income tax expense           817          482      1,418          752
                     ------------ ------------ ---------- ------------

Net income                $1,572         $697     $2,768       $1,067
                     ============ ============ ========== ============


Basic and diluted net
 income per share:
Basic                      $0.31        $0.14      $0.55        $0.21
Diluted                    $0.25        $0.12      $0.45        $0.18

Weighted average
 number of shares
 outstanding used in
 computing basic and
 diluted per share
 amounts:
Basic                  5,069,016    5,055,516  5,069,016    5,055,516
Diluted                6,219,826    5,877,728  6,106,458    5,839,772


    This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995 such as the statement with respect to the Company meeting or exceeding the previously announced forecast for the full year. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors' and customers' actions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company's filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks.

    CONTACT: Sterling Construction Company, Inc.
             Joseph Harper, 281-821 9091
                 or
             Maarten Hemsley, 781-934 2219